CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3/A (File No. 333-213100 and 333-226923), on Forms S-3 (File No. 333-273357, 333-271434, 333-253679, 333-249707, 333-233199, 333-230553 and 333-229024), and on Forms S-8 (File No. 333-274965, 333-266729, 333-237162, 333-193425 and 333-196631) of Workhorse Group Inc. of our report dated March 31, 2025, which included an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit on the consolidated financial statements of Workhorse Group Inc. as of December 31, 2024 and for the year then ended, which report is included herein in the Annual Report on Form 10-K of Workhorse Group Inc. for the year ended December 31, 2024.

/s/ Berkowitz Pollack Brant, Advisors + CPAs
New York, New York March 31, 2025